Filed Pursuant to Rule 424(b)(3)

Registration No. 333-293364

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated February 17, 2026)

LIMINATUS PHARMA, INC.

8,270,000 Shares of Common Stock

5,543,000 Pre-Funded Warrants to Purchase 5,543,000 Shares of Common Stock

13,813,000 Warrants to Purchase 20,719,500 Shares of Common Stock

26,262,500 Shares of Common Stock underlying the Warrants and Pre-Funded Warrants

690,650 Placement Agent Warrants to Purchase 690,650 Shares of Common Stock

690,650 Shares of Common Stock Underlying the Placement Agent Warrants

This prospectus supplement amends and supplements certain information contained in the prospectus dated February 17, 2026 (the “Prospectus”), which forms a part of our registration statement on Form S-1, as amended (File No. 333-293364). The Prospectus and this prospectus supplement relate to the offer and sale of 13,813,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) (or Pre-Funded Warrants (as defined in the Prospectus) in lieu thereof), and 13,813,000 accompanying warrants to purchase 20,719,500 shares of Common Stock (the “Warrants”).

This prospectus supplement amends and supplements the Prospectus to reflect a decrease in the exercise price of the Company’s 13,813,000 Warrants, previously exercisable at $0.29 per share of Common Stock, to a reduced exercise price of $0.18 per share of Common Stock and all references in the Prospectus to the exercise price of $0.29 per share of Common Stock with respect to the Warrants are hereby amended and restated to reflect an exercise price of $0.18 per share of Common Stock.

Our Common Stock is traded on The Nasdaq Global Market under the symbol “LIMN”. Our public warrants are listed on The Nasdaq Capital Market under the symbol “LIMNW”. On June 2, 2026, the last reported sales price of our Common Stock was $0.195 per share and the last reported sales price of our public warrants was $0.09 per public warrant. There is no established trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Warrants on Nasdaq or any other securities exchange or any other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be extremely limited.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” section of the Prospectus, and under similar headings in any amendment or supplements thereto, and in our most recent Annual Report on Form 10-K.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus and this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 3, 2026.